Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Embassy Bancorp, Inc.
Bethlehem, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2009, relating to the consolidated financial statements of Embassy Bancorp, Inc. for the year ended December 31, 2008, appearing in the Annual Report on Form 10-K of Embassy Bancorp, Inc. filed with the Securities and Exchange Commission on March 31, 2009.  Our Independent Auditor's Report dated March 30, 2009 was signed by Beard Miller Company LLP.  On October 1, 2009, the audit practice of Beard Miller Company LLP was combined with Parente Randolph, LLC to form ParenteBeard LLC.

/s/ ParenteBeard LLC

Allentown, Pennsylvania
February 22, 2010